Exhibit 10.1

SECOND AMENDMENT TO FINANCING AGREEMENT

May 8, 2006

                This Second Amendment to Financing Agreement is entered into by and between Marquette Business Credit, Inc. (“Lender”) and Insignia Systems, Inc. (“Borrower”).

        The following changes amend the Financing Agreement dated September 16, 2004, as amended on November 22, 2004. In conjunction with this amendment, the Borrower will be signing a Second Restated Revolving Note (the “Revolving Note”) of even date in the principal amount of $1,500,000 subject to the original Financing Agreement and Amendment to Financing Agreement, as amended herein.

SECTION I.    LOAN AGREEMENT

        At Borrower’s request, Lender in its sole discretion may lend to Borrower up to eighty percent (80.0%) of the net amount of accounts (as that term is defined in the Uniform Commercial Code) that are listed in current schedules provided by Borrower and that are deemed eligible for advances by Lender, or any greater or lesser percentage at Lender’s absolute discretion. Loans for additional sums requested by Borrower may be made at Lender’s sole discretion based upon Lender’s valuation of other collateral or other factors. All loans made pursuant hereto shall be due on demand and shall be evidenced by a Second Restated Revolving Note dated May 8, 2006 (the “Revolving Note”) herewith payable to Lender’s order. All loans made pursuant hereto are secured by a security interest in the accounts and other collateral, as granted to Lender by the Security Agreement between Borrower and Lender dated September 16, 2004.

        At Lender’s discretion, Lender may from time to time make additional loans to Borrower on a demand basis, evidenced by Term Note(s). All of the collateral pledged to Lender shall secure all of Borrower’s obligations under the Revolving Note and any Term Note(s).

        Lender may from time to time furnish to Borrower a statement of Borrower’s account. Any such statement shall be conclusive unless and except as written objections thereto calling Lender’s attention to errors are received by Lender within thirty (30) days after it is mailed or delivered to Borrower.

SECTION II.    Paragraph C of the Financing Agreement, as Amended on November 22, 2004, is amended in its entirety to read as follows:

        C.    There will be a net minimum interest charge payable to Lender of $2,500.00 per month. Borrower further agrees that if this agreement is terminated under Section VIII hereof, regardless of the date of such termination, the total charges which shall have been paid or which shall be payable net to Lender, shall not be less than $2,500.00 for each month from the termination date through the Final Due Date as defined in the Revolving Note.

MARQUETTE BUSINESS CREDIT, INC. Lender		INSIGNIA SYSTEMS, INC. Borrower
By:	/s/ Ed Janssen	By:	/s/ Justin W. Shireman
Name:	Ed Janssen	Name:	Justin W. Shireman
Title:	Vice President	Title:	Vice President of Finance, Chief Financial Officer and Treasurer